Exhibit 10.13

LICENSE , MAINTENANCE AND UPDATE SERVICES AGREEMENT

THIS LICENSE, MAINTENANCE AND UPDATE SERVICES AGREEMENT (“Agreement”) is entered into this 31st day of March, 2008 between Aequus (as defined in Exhibit X hereto) and WorldGate (as defined in Exhibit X hereto).

WHEREAS, Aequus and WorldGate have entered into a certain Master Agreement dated the Effective Date pursuant to which the Parties agreed to enter into certain Related Documents, as that term is defined in the Master Agreement, including this Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1.                                      Definitions.

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meaning ascribed to those terms set forth in Exhibit X attached hereto.  The following capitalized terms shall have the following corresponding meanings:

1.1.                  “Aequus Data” shall have the meaning set forth in Section 5.2.

1.2.                  “Authorized Sub-Licensee” shall mean a third party to whom Aequus grants a sub-license in accordance with Section 2.2; provided, however  that in no event may a Competitor be an Authorized Sub-Licensee.

1.3.                  “Confidential Information” shall have the meaning ascribed to that term in the Mutual Confidentiality Agreement.

1.4.                  “Contract Year” shall mean (a) the period commencing on the Effective Date and ending on April 1, 2009 and (b) the twelve-month period ending on April 1 of each calendar year during the Term.

1.5.                  “License Fee” shall mean one quarter percent (0.25%) of the VRS Reimbursement Revenue; provided, however, that in no event shall the License Fee be less than five thousand dollars ($5,000), or more than fifty thousand dollars ($50,000), in any Contract Year when due.

1.6.                  “Licensed IP” means all Intellectual Property owned or held under license by WorldGate which has been used by WorldGate (i) immediately prior to the Effective Date or at any time thereafter during the term of the Reseller Agreement in connection with the use and operation of Purchased Phones purchased by Aequus thereunder, or (ii) in the performance of Support Services hereunder, including in each case Intellectual Property developed or acquired by WorldGate pursuant to an SOW.

1.7.                  “Maintenance and Update Services Fee” shall mean one and three quarters percent (1.75%) of the VRS Reimbursement Revenue; provided, however, that in no event shall the Maintenance and Update Services Fee exceed three hundred fifty thousand dollars ($350,000) in any Contract Year.

1.8.                  “Mutual Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement which is a Related Document.

1.9.                  “Service Month” shall have the meaning ascribed to such term in Section 2.7 hereof.

1.10.            “Software Support Services” shall mean the services specified on Exhibit A hereto.

1.11.            “Support Services” shall mean the Software Support Services and Tier 2 Support Services.

1.12.            “Term” shall mean the period from the Effective Date until the termination of this Agreement in accordance with Section 13.

1.13.            “Tier 2 Support Fee” shall mean $1.00 per calendar month for each Aequus Customer that has generated VRS Reimbursement Revenue during such month.

1.14.            “Tier 2 Support Services” shall mean the services specified on Exhibit B hereto.

1.15.            “Workaround” shall mean a procedure for minimizing the effect of an error in the Software so that such error does not materially interfere with Aequus’ use of the Software.

2.                          Scope of License

2.1                                             License.  WorldGate hereby grants to Aequus, the following licenses to use the Licensed IP:

(a)                                  an exclusive (except as set forth in the proviso to this clause (a)) transferable (only pursuant to an authorized sub-license or assignment as set forth herein) and perpetual and irrevocable (except as otherwise specified herein) license, under the Licensed IP, to use, support and operate Purchased Phones solely in providing the Services in the Territory to Customers (the “Services Support License”) and; provided, however, that the Services Support License shall become non-exclusive in the event that either (i) Aequus’s rights under the Reseller Agreement which is a Related Document become non-exclusive or (ii) such Reseller Agreement terminates; and

(b)                                 a non-exclusive transferable (only pursuant to an authorized sub-license or assignment as set forth herein) and perpetual and irrevocable (except as otherwise specified herein) license, under the Licensed IP, to manufacture or to have manufactured for Aequus and on its behalf any Purchased Phone (and, in connection therewith to create derivative works) (the “Manufacturing License”); provided, however, that Aequus agrees that it shall not use or otherwise exploit the Manufacturing License unless and until a Release Event has occurred and provided, further, that if WorldGate has exercised its right to terminate the Reseller Agreement which is a Related Document in accordance with the terms thereof effective prior to the occurrence of a Release Event, then the Manufacturing License shall simultaneously terminate.

2.2                                             Sub-licenses.                         Aequus may grant to Authorized Sub-Licensees one or more sub-licenses of all or any part of the licensed rights exercisable by it hereunder solely for purposes of and as reasonably necessary to effectuate Aequus’s rights to use the Licensed IP in a manner consistent with the terms of this Agreement.

2.3                                             Escrow Deposit.

(a)                                  To ensure Aequus’s ability to exercise the licenses described in this Section 2 without material interruption which may result from a Release Event, WorldGate shall deliver into escrow, in accordance with the Software Escrow Agreement included as a Related Document, (i) copies of all Source Code and Object Code for all Programs or other Software relating to the operation and manufacture of each Purchased Phone, (ii) all processes necessary for assembling such Object Code into executable form in order to permit Full Usability Testing as provided in the agreement with the escrow agent and (iii) all Manufacturing Documentation.  As further set forth in the Software Escrow Agreement, unless otherwise agreed by the Parties, such escrowed copies (the “Escrow Materials”) shall be released from escrow and delivered to Aequus only upon written notice by Aequus to WorldGate and the Escrow Agent that one or more Release Events has occurred.  The Software Escrow Agreement sets forth in greater detail Aequus’s rights and obligations with respect to the use and disclosure of Escrow Materials following a Release Event.

(b)                                 Aequus hereby agrees that the delivery to it of the Escrow Materials in accordance with the Escrow Agreement shall be deemed a disclosure by WorldGate of its Confidential Information and that further disclosure and use of such Escrow Materials shall be subject in all respects to the provisions of the Mutual Confidentiality Agreement, except where otherwise expressly agreed by the Parties in writing, including in another Related Document.  Furthermore, notwithstanding anything to the contrary contained in any other Related Document, Aequus’s rights to utilize the Escrow Materials in connection with the design, configuration, manufacture, operation or maintenance of Purchased Phones shall be limited as follows:

                                                                                                                                                (i)                                     If the Release Event is an SOW Disruption, then Aequus’s rights shall be limited to using relevant Escrow Materials for the sole purpose of accomplishing the technical and operational goals which gave rise to the need for a particular Mandated SOW.

                                                                                                                                                (ii)                                  If the Release Event is a Foreclosure Disruption or an Insolvency Disruption, then Aequus shall have all rights, subject to the restrictions in this Agreement, to use the Escrow Materials to design, configure, manufacture, operate and maintain Purchased Phones (as well as other video phones based on or derived from Purchased Phones) (as the same may be modified by new developments).

                                                                                                                                                (iii)                               If the Release Event is a Nine-Month Disruption, the Aequus’s rights shall be limited to using relevant Escrow Materials for the sole purpose of manufacturing, operating and maintaining any model of Purchased Phone which is the subject of the Nine-Month Disruption.

                                                                                                (c)                                  The delivery of the Escrow Materials to Aequus shall not imply the grant of any right or license to use the Escrow Materials except as set forth above and such uses shall be authorized only to the extent necessary to permit Aequus to continue providing Services in the Territory to Customers.

2.4                                             No Conflicting Grants.  WorldGate will not knowingly (i) grant, transfer or assign to any person any right or interest in any Licensed IP or related Documentation or (ii) grant to any third party any right to use or exploit any Licensed IP or related Documentation, which in either case would conflict with Aequus’s exclusive rights under Section 2.1(a) and its non-exclusive rights under Section 2.1(b) to use such Licensed IP and related Documentation in connection with the exercise of such rights in accordance with the terms hereof.

2.5                                             Limitations and Exclusions on License.  The Parties acknowledge and agree that, among other things, nothing contained in this Agreement, in the Master Agreement or in any Related Document shall imply that Aequus or any other person or entity has any license, right or interest in the Licensed IP except as expressly provided herein or therein and, except as expressly set forth in this Agreement or otherwise expressly agreed by WorldGate in writing, WorldGate expressly reserves all rights to its intellectual property, and shall not be restricted from developing, manufacturing, selling and/or distributing any product or service, whether alone or jointly with others, or from licensing any technology or intellectual property to any third party.   In particular, except as may be expressly agreed by the Parties in another Related Document or  as otherwise expressly agreed in writing, Aequus shall have no right to use, reproduce or modify the Licensed IP (or to sublicense any third party to do so) in order (i) to manufacture, provide or facilitate the use of Purchased Phones other than as expressly permitted under this Agreement or to manufacture, provide or facilitate the use of video phone products other than Purchased Phones, or (ii) to facilitate or control the access by and/or operation of Purchased Phones with other products and services, including without limitation other video phone services and/or VoIP services.  Aequus shall not, either directly or through any third party, (x) decompile, disassemble or otherwise reverse engineer any Licensed Proprietary Materials, (y) remove any proprietary legends and/or copyright legends or restrictions which are in the Licensed Proprietary Materials as originally supplied to Aequus hereunder, or (z) except as expressly authorized under the Master Agreement and in connection with a release of Escrowed Materials to Aequus pursuant to the Software Escrow Agreement which is one of the Related Documents, make any copies of, alterations to, or other derivatives of the Licensed IP

2.6                                             Treatment of the License Under Section 365(n) of the Bankruptcy Code.  The Licensed IP licensed under this Agreement consists of, and shall be deemed for all purposes to be, “intellectual property” within the meaning of Section 101(35A) of title 11, United States Code (the “Bankruptcy Code”).  Upon commencement of a case under the Bankruptcy Code by or against WorldGate, the license of the Licensed IP granted under or pursuant to this Agreement shall be governed by Section 365(n) of the Bankruptcy Code, and Aequus shall be entitled to the protections of Section 365(n).  If the Agreement is rejected under Section 365 of the Bankruptcy Code in a case commenced by or against WorldGate, then Aequus, as the licensee of the Licensed IP under this Agreement, shall retain and may fully exercise, in its sole discretion, all of the rights and entitlements granted or afforded under Section 365(n) of the Bankruptcy Code, including any election which it is entitled to make thereunder.

2.7                                             License Fee.  Commencing with the Second Contract Year, Aequus shall pay the License Fee to WorldGate in accordance with Section 3.3 no later than three (3) days after receipt by Aequus of the VRS Reimbursement Revenue for any month in which Customers utilize video relay services (each a “Service Month”); provided, however, that the amount of the License Fee which shall be paid with respect to any Contract Year of the Term shall not exceed fifty thousand dollars ($50,000).

3.                          Software Support Services

                                                3.1                                 During the first Contract Year, and thereafter so long as Aequus pays the Maintenance and Update Services Fee, WorldGate shall provide to Aequus all Software Support Services.  In consideration of all Software Support Services provided hereunder, commencing with the second Contract Year, Aequus shall pay the Maintenance and Update Services Fee to WorldGate in accordance with Section 3.3 no later than three (3) days after receipt of the VRS Reimbursement Revenue for any Service Month; provided, however, that the amount of the Maintenance and Update Services Fee which shall be paid with respect to any Contract Year shall not exceed three hundred fifty thousand dollars ($350,000).

3.2                                 During the Term, so long as Aequus pays the Tier 2 Support Services Fee, WorldGate shall provide the Tier 2 Support Services.  In consideration of the Tier 2 Support Services, commencing after the Effective Date, Aequus shall pay the Tier 2 Support Fee to WorldGate in accordance with Section 3.3 no later than thirty (30) days after the last day of each Service Month.

3.3                                 In order to account and pay for the License Fee, the Maintenance and Update Services Fee and the Tier 2 Support Fee, Aequus shall:

(i)                                     following the close of each calendar month during the Term, commencing with the Second Contract Year, notify WorldGate either (A) when Aequus has submitted an invoice to the National Exchange Carrier Association (NECA) for VRS Reimbursement Revenue earned during such month if such month is a Service Month, including in such notice a copy of such invoice or (B) that no Customers utilized video relay services for such month;

(ii)                                  within thirty (30) days after the last day of each Service Month during the term of this Agreement and within thirty (30) days after the date of termination hereof, deliver to WorldGate a written statement setting forth the Tier 2 Support Fee due and payable to WorldGate, together with payment of the amount of the Tier 2 Support Fee shown to be due and payable to WorldGate; and

(iii)                               not later than three (3) days after receipt of any VRS Reimbursement Revenue, send a statement reflecting the amount of VRS Reimbursement Revenue received, together with payment of the License Fee and the Maintenance and Update Services Fee due in connection with such VRS Reimbursement Revenue.

(B)                                All payments to WorldGate under this Agreement shall be made in United States dollars and shall be transmitted by wire transfer directly to the bank or place designated in writing by WorldGate.

(C)                                Aequus shall keep and maintain accurate books and records with respect to all VRS Reimbursement Revenues License Fees, and Tier 2 Support Fees.  Said books and records shall be available for inspection and copying by an independent auditor specified by WorldGate and reasonably acceptable to Aequus, not more frequently than once each Contract Year during the Term and once during the one year period following the termination of this Agreement, during ordinary business hours upon a minimum of thirty (30) days prior written notice from WorldGate to Aequus.  In the event that any such review reveals an underpayment, Aequus shall immediately remit payment to WorldGate in the amount of such underpayment plus interest calculated at the rate of one percent (1%) per month, accruing from the date such payment(s) was actually due until the date when such payment(s) is actually made.  Should any review establish an underpayment in an amount greater than or equal to five percent (5%) of the amount properly due, Aequus shall pay all reasonable costs, expenses and fees incurred by WorldGate in connection with the audit.  Aequus shall keep such accounts and records for at least three (3) years after termination of this Agreement or four (4) years after the end of the Contract Year to which they relate, whichever is earlier.  The individual or entity conducting any audits hereunder shall be bound by reasonable obligations of confidentiality in respect of any information disclosed by such audits.  Notwithstanding the foregoing, WorldGate shall not have any audit rights with respect to VRS Reimbursement Revenue and related fees based on such revenue with respect to any Contract Year during the Term for which Aequus has paid both the maximum License Fee of fifty thousand dollars ($50,000), and the maximum Maintenance and Update Services Fee of three hundred fifty thousand dollars ($350,000).

(D)                                           Amounts properly due and owing but not timely paid to WorldGate pursuant to this Agreement shall bear interest calculated at the rate of one percent (1%) per month accruing from the date the relevant payment(s) were actually due until the date when such payment(s), including interest thereon, are actually made.

4.                          Service Coordinator

WorldGate and Aequus will each designate a service coordinator (each a “Service Coordinator”), who will have primary responsibility for communicating with respect to that

Party’s performance hereunder.  Each Party may replace its Service Coordinator with a comparable replacement by giving the other Party as much advance written notice as practicable of such replacement.  Each Party shall be entitled to rely on all decisions and approvals of the other Party communicated by the other Party’s Service Coordinator.  The general responsibilities of the Service Coordinator shall be to: (a) establish a formal communication forum between WorldGate and Aequus with respect to the work hereunder; and (b) monitor the general progress of the performance of such work.

5.                          Work Product.

5.1       Ownership of Work Product.  Unless otherwise specifically agreed in an SOW, each Party will retain all right, title and interest in its own Work Product; provided that such ownership rights will not extend to any Confidential Information of the other party that may have been incorporated into the Work Product; and provided further, that WorldGate’s ownership of its Work Product shall be subject to its obligations under this Agreement to license such Work Product to Aequus and under a certain Software Escrow Agreement (the “Escrow Agreement”) to deposit relevant Source Code, Object Code and related Software Documentation into escrow, as more specifically set forth and to the extent permitted in such agreements.

5.2       Customer Data.  As between the Parties, Aequus will be the sole and exclusive owner of all databases, information and metadata (including without limitation information identifying or otherwise relating to its Customers), provided to WorldGate by Aequus or otherwise accessed by WorldGate in the course of providing the Support Services (collectively, the “Aequus Data”).  WorldGate shall utilize Aequus Data solely for purposes of this Agreement and shall not sell, transfer, lease, or otherwise commercially exploit Aequus Data.  Aequus Data will be deemed Aequus’s Confidential Information.  WorldGate is not responsible for the accuracy, completeness, or currency of data provided by Aequus.

6.                          Aequus’s Responsibilities

Aequus shall, in connection with this Agreement, be responsible for designating its Service Coordinator, as provided in Section 3 hereof, and for performing such other duties and tasks as may be reasonably required to permit WorldGate to perform its duties, tasks, and obligations hereunder.  During the term of that Related Document constituting the Transition Services Agreement, responsibility for hardware and software shall be allocated in accordance with such Transition Services Agreement.  Upon termination of such Transition Services Agreement, unless otherwise agreed by the Parties in writing, Aequus shall have sole responsibility for any hardware or third party software acquired, installed or used by Aequus in connection with the maintenance or operation of any Data Center Network.

7.                          Relationship of Parties

The Parties acknowledge and agree that WorldGate is an independent contractor, and that the personnel used by WorldGate in connection with any Support Services performed by WorldGate pursuant to this Agreement are not employees of Aequus and shall not be entitled to any benefits provided to, or rights afforded by, Aequus or its Affiliates to its employees, whether by operation of law or otherwise.  Aequus shall make no deductions for fees paid to WorldGate for any state, federal, or local taxes including, but not limited to, deductions for income tax withholdings and social security taxes.  WorldGate shall be responsible for the income tax withholdings and other payments related to its own personnel.

8.                          Subcontractors

Aequus acknowledges and agrees that WorldGate may retain the services of independent consultants reasonably acceptable to Aequus (“Subcontractors”) from time to time to perform, or assist WorldGate in performing, Support Services under this Agreement.  All Subcontractors shall perform such Support Services under WorldGate’s direction and control.

9.                          WorldGate Personnel

WorldGate shall have exclusive authority to make staffing decisions with respect to its personnel and the provision of Support Services under this Agreement.  WorldGate reserves the right to reassign any of its personnel; provided, however, that in the event of any such reassignment, the Support Services shall continue to be provided in accordance with the terms of this Agreement.  Notwithstanding the above, in the event any personnel of WorldGate or any Subcontractors are afforded access to Aequus Data or any Data Center Network, WorldGate shall be responsible for any action or omission of such personnel which fails to comply with any security or confidentiality provisions of this Agreement or the standard policies of Aequus governing security or personal conduct in the office place of which WorldGate has been advised in writing.  In the event of such failure to comply with such provisions or policies regardless of whether WorldGate has been advised thereof, WorldGate shall, immediately upon the request of Aequus, replace such personnel with other comparably qualified personnel.  Aequus acknowledges and agrees that any required replacement of personnel may delay WorldGate’s performance hereunder.

10.                   Representations and Warranties

10.1.            Warranties of WorldGate.  WorldGate covenants and warrants that:  (i) each of its personnel who performs Support Services shall have the proper skill, training, and background necessary to accomplish the Support Services assigned to them, (ii) all Support Services shall be performed in a competent, professional and workmanlike manner, by qualified personnel, and (iii) WorldGate shall use due care, but in any event at least the same degree of care as is customary in the software development industry, to ensure that (except as expressly authorized by Aequus in writing) any Software provided to Aequus pursuant to this Agreement, and all media used to distribute such Software, do not contain any instructions, codes, programs, data or other material (A) as to which WorldGate has received written notice of any claim of infringement or (B) which is used by or at the direction of WorldGate to disrupt, damage or interfere with Aequus’s lawful use of the Data Center Network or Purchased Phones (including without limitation protective, encryption, security or lock-out devices, viruses, trojan horses, trap or back-doors, computer instructions, circuitry or other technological means).

10.2.            Representations and Warranties of the Parties.  Each Party warrants to the other Party that:  (a) it has the requisite power, authority, and resources to enter into this Agreement, and to perform its obligations hereunder, and (b) this Agreement is a valid and binding obligation of such Party, enforceable against such Party in accordance with the terms and conditions hereof and thereof, and does not conflict with any other obligation of such Party.

10.3.            DISCLAIMER.  THIS SECTION 10 SETS FORTH THE ONLY WARRANTIES PROVIDED BY EITHER PARTY CONCERNING THIS AGREEMENT, THE SERVICES TO BE RENDERED, AND WORK PRODUCT TO BE PROVIDED, IF ANY.  THESE WARRANTIES ARE MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT, TITLE, OR OTHERWISE.  WORLDGATE MAKES NO REPRESENTATION OR WARRANTY REGARDING THE LICENSED IP OTHER THAN THOSE REPRESENTATIONS AND WARRATIES SET FORTH IN THE MASTER AGREEMENT OR OTHER RELATED DOCUMENT, EACH OF WHICH SHALL BE SUBJECT TO THE LIMITATIONS SPECIFIED IN CONNECTION THEREWITH.

11.                   Limitation of Liability

11.1.            No Liability for Certain Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR OTHER SIMILAR DAMAGES OR COSTS, INCLUDING LOST PROFITS, ARISING OUT OF OR BASED UPON THIS AGREEMENT, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY SET FORTH HEREIN.

11.2.            Exclusions.  The limitations set forth in this Section 11 shall not apply to: (a) damages resulting from the breach by a Party of the Mutual Confidentiality Agreement; or (b) the gross negligence or willful misconduct of a Party.

12.                   Employee Solicitation /Hiring

During the period beginning with the Effective Date hereof and ending nine (9) months after the end of the Term, neither Party will knowingly solicit for employment, directly or indirectly, any employee of the other Party or its Affiliates (which shall include any employee of the other Party or its Affiliates who was an employee within the six (6) month period prior to the date hereof).

13.                   Termination

13.1.            Term.  Unless earlier terminated in accordance with this Section 13, this Agreement shall remain in full force and effect until the twentieth (20th) anniversary of the Effective Date, except that this Agreement shall automatically renew with respect to the Licensed IP for subsequent consecutive five (5) year periods (collectively, the “Term”) unless and until Aequus notifies WorldGate of its election not to renew not less than three (3) months prior to the expiration of the then-current period of the Term.

13.2.            Breach.

(a)                                                          Either Party may at its sole option terminate this Agreement upon written notice effective thirty (30) days after delivery of such notice if the other Party breaches a material obligation under this Agreement or the Master Agreement, and, to the extent cureable, fails to cure such breach within such period or such lesser period as may be set forth in the Master Agreement; provided, however, that unless terminated pursuant to Section 5 of the Master Agreement, if Aequus is otherwise not in breach of this Agreement, (i) WorldGate may only terminate the licenses granted hereunder in accordance with this Section 13.2 if Aequus’s breach is its failure to pay the License Fee when due; (ii) WorldGate may only terminate its obligations to provide Software Support Services in accordance with this Section 13.2 if Aequus’s breach is its failure to pay the Maintenance and Update Services Fee when due, and (iii) WorldGate may only terminate its obligation to provide Tier 2 Support Services in accordance with this Section 13.2 if Aequus’s breach is its failure to pay the Tier 2 Service Fee when due.  Notwithstanding the foregoing, WorldGate acknowledges and agrees that, in the event that WorldGate violates or fails or refuses to perform any covenant or agreement made by it herein, Aequus may be without an adequate remedy at law.  WorldGate agrees, therefore, that in the event that WorldGate violates or fails or refuses to perform any covenant or agreement made by WorldGate herein, Aequus may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.  If Aequus is the prevailing party in any such proceeding, Aequus shall be entitled to reimbursement from WorldGate for all of Aequus’s costs and expenses (including reasonable attorneys’ fees) relating to such proceeding.

                                                                        (b)                                                         Notwithstanding the foregoing, either Party may terminate this Agreement upon five (5) days notice in the event of a breach by the other party related to such other Party’s obligations under the Mutual Confidentiality Agreement.

13.3.            Effect of Termination.  Upon termination or expiration of this Agreement or of the licenses granted hereunder in accordance with Section 13.2, without prejudice to any other rights that WorldGate may have, the following shall occur:

(a)                                                          Aequus shall immediately cease all use of the Licensed IP and any WorldGate Confidential Information.

(b)                                                         Aequus shall promptly return to or destroy (upon WorldGate’s written request), all copies of the Licensed IP.

(c)                                                          Each Party shall promptly return to or destroy (upon the Discloser’s written request) the Discloser’s Confidential Information in the Recipient’s possession or control.  Upon the Discloser’s written request, the Recipient will promptly provide the Discloser with a written certification of the Recipient’s compliance with the foregoing.

(d)                                                         Notwithstanding anything to the contrary set forth herein, regardless of any expiration or termination of this Agreement, all licenses granted in connection with Purchased Phones or Work Product already purchased and paid for by Aequus prior to such expiration or termination shall remain in full force and effect.

(e)                                                          If termination is a result of Aequus’s breach, all of Aequus’s unpaid payment obligations under this Agreement shall immediately become due and payable.

13.4.            No Liability on Termination.  To the extent either Party properly terminates this Agreement prior to the end of the Term or if Aequus properly notifies WorldGate of its determination not to renew, the other Party acknowledges that the terminating or non-terminating Party will incur no liability whatsoever for any damage, loss or expenses of any kind the other Party incurs or suffers arising from or incident to any such termination or non-renewal of this Agreement by that Party which complies with the terms of this Agreement, whether or not the terminating or non-renewing Party was aware of any such damage, loss or expenses.

14.                   Confidentiality

The Parties acknowledge and agree that it will be necessary for each Party to disclose or make available to the other Party and its employees Confidential Information in the course of the performance of the Support Services.  All such disclosures shall be governed by the Mutual Confidentiality Agreement.

15.                   Notice

All notices, requests, demands, consents or waivers and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given immediately upon delivery by hand or by electronic transmission (e.g., email or facsimile with immediate confirmation), one (1) business day after being sent if by nationally recognized overnight courier or, if mailed, then four (4) days after being sent by certified or registered mail, return receipt requested with postage prepaid:

(i)             If to WorldGate, to:

WorldGate Communications, Inc.

3190 Tremont Avenue

Trevose, PA 19355

Attention:  Hal Krisbergh, CEO and President

Telecopy:  215-354-1049

Email: hkrisbergh@wgate.com

with a copy to:

Randall Gort, CLO at the same address and telecopy number

Email: rgort@wgate.com

 (ii)                               If to AEQUUS, to:

Snap Telecommunications Inc.

1 Blue Hill Plaza, 14th Floor

PO Box 1626

Pearl River, NY  10965

Attention: Richard Schatzberg, President

Telecopy: (973) 227-5400

Email: rschatzberg@aequustechnologies.com

with a copy to:

Pryor Cashman LLP

410 Park Avenue

New York, New York 10022

Attention: Eric M. Hellige, Esq.

Telecopy: (212) 326-0806

Email: ehellige@pryorcashman.com

or, in each case, to such other person or address as any party shall furnish to the other parties in writing.

16.                   Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior proposals, understandings, and agreements, whether oral or written between the Parties with respect to the subject matter hereof.  No modification, amendment or supplement to this Agreement shall be effective for any purpose unless agreed to in writing and signed by authorized representatives of the Parties.

17.                   Waiver

No failure to exercise, and no delay in exercising, on the part of either Party, any right, power or privilege hereunder will operate as a waiver thereof, nor will any Party’s exercise of any right, power or privilege hereunder preclude further exercise of the same right or the exercise of any other right hereunder.

18.                   Binding

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

19.                   Severability

If any part of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby and shall be enforced to the maximum extent permitted by applicable law.  If any remedy set forth in this Agreement is determined to have failed of its essential purpose, then all other provisions of this Agreement, including the limitations of liability and exclusion of damages, shall remain in full force and effect.

20.                   Force Majeure

Either Party shall be excused from performance and shall not be liable for any delay, in whole or in part, caused by the occurrence of any contingency beyond the reasonable control either of the excused Party or its subcontractors or suppliers.  These contingencies include, but are not limited to, war, sabotage, insurrection, riot or other act of civil disobedience, act of public enemy, failure or delay in transportation, act of any government or any agency or subdivision thereof affecting the terms hereof, accident, fire, explosion, flood, severe weather or other act of God, or shortage of labor or fuel or raw materials.

21.                   Governing Law and Venue

The Parties acknowledge and agree that this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania as to all matters including, but not limited to, matters of validity, construction, effect, performance and liability, without consideration of conflicts of laws provisions contained therein.  In the event of any dispute between the Parties, (a) if suit shall be brought by Aequus, it shall be brought either in the United States District Court for the Eastern District of Pennsylvania or any state court of the Commonwealth of Pennsylvania and (b) if suit shall be brought by WorldGate, it shall be brought in the either in the United States District Court for the Southern District of New York or any state court of the State of New York.  Each of the Parties waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

22.                   Counterparts

This Agreement may be executed simultaneously in two or more original or facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.                   No Cross Default

A breach or other default under this Agreement by either Party shall not constitute a breach or default under any other agreement between the Parties.

24.                   Third Parties

Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the Parties hereto and their respective successors or assigns any rights or remedies under or by reason of this Agreement.

25.                   Assignment

Unless otherwise expressly provided in this Agreement, neither Party may assign its rights (other than the right to receive payments) or delegate its duties and obligations under this Agreement without the prior written consent of the other Party, which will not be unreasonably withheld or delayed; provided, however, that either Party may assign this Agreement, without the need to obtain consent of the other Party, to an affiliate of such Party or to a successor-in-interest to substantially all of the business of that Party to which this Agreement relates by providing written notice to the other Party of such assignee’s agreement to be bound by the terms of this Agreement and to assume all of the rights and obligations of the assigning Party set forth in this Agreement; provided, however, that in no event shall either Party assign this Agreement to an affiliate or successor who is a competitor of the other Party.  Any assignment made in violation of the foregoing provisions shall be deemed null and void and of no force or effect.

26.                   No Presumption

WorldGate and Aequus have all participated in the negotiation and drafting of this Agreement and have each been represented throughout to their satisfaction by legal counsel of their choosing.  In the event any ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

27.                   Headings and Subsections

Section headings are provided for convenience of reference and do not constitute part of this Agreement.  Any references to a particular section of this Agreement shall be deemed to include reference to any and all subsections thereof

28.                   Specific Assistance

If Aequus gives WorldGate written notice that WorldGate’s actions or failure to act may trigger a Release Event, then WorldGate may, in its discretion, provide Aequus with all information, materials, and assistance required to permit Aequus or its third party designee to perform the disputed actions instead of WorldGate.  If Aequus believes that it has not received all  such information and materials within 48 hours after it has delivered such notice to WorldGate, Aequus will deliver to WorldGate a further written notice of such belief and will not deliver written notice of the Release Event to the Escrow Agent for 48 hours after delivery to WorldGate of such second notice.

29.                   Survival of Obligations

The provisions of Sections that, by their nature or as explicitly stated, are to survive termination of this Agreement shall survive termination hereof.

30.                   Gender; Tense, Etc

Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

31.                   Reference to Days

All references to days in this Agreement shall be deemed to refer to calendar days, unless otherwise specified.

[Remainder of Page Intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this License, Maintenance and Update Services Agreement to be executed by their duly authorized representatives as of the date first written.

WorldGate Communications, Inc.	Aequus Technologies Corp.

By:	By:

Name:	Name:

Title:	Title:

Ojo Service, LLC	Snap Telecommunications Inc.

By:	By:

Name:	Name:

Title:	Title:

Exhibits

A	-	Software Support Services
B	-	Tier 2 Support Services
X	-	Certain Definitions

EXHIBIT A

DATA CENTER NETWORK SOFTWARE SUPPORT SERVICES

1.               Software Support Services

a.               WorldGate will, in the course of development, develop software updates, for the WorldGate  data center network.  In order to help maintain a synchronous state between the WorldGate data center network and the Aequus Data Center Network, and keep the centers at the same functional level (as the same may be allowed given the system, hardware and environmental constraints of such centers,) WorldGate will make such software updates available to Aequus for installation on the Aequus Data Center Network.

b.              WorldGate will correct failures of the WorldGate code in the Data Center Network systems or as commercially reasonable, assist Aequus staff with their rebuilding or correction of errors in the systems to restore function in accordance with WorldGate specifications and historic customer service levels.  Such corrections shall be provided within the industry accepted time frames.  WorldGate will use commercially reasonable effort to replace Workarounds with a final resolution, in the form of applicable Updates and Upgrades, within industry standard timeframes from when the relevant failure is first reported and reproduced.  In no event shall WorldGate be responsible hereunder for failures caused by (i) any actions or omissions of Aequus, its agents, or its invitees, (ii) the center environment or any hardware components of the center, (iii) any changes made to the WorldGate code by other than WorldGate or its agents, (iv) any failures in other than the most current or the immediate prior release of the WorldGate code.  To the extent WorldGate renders assistance that is not due to a WorldGate code failure such assistance is outside the scope hereof and is separately and independently compensable.

c.               Whether WorldGate develops the code release primarily for the Aequus Data Center Network or WorldGate data center network, software changes will be bundled into common upgrade releases, tested, released and applied to both centers unless not applicable.  WorldGate will provide documentation to describe the code release features and application, and will deliver software packages as applicable to update the original RPMs and build media for the changes.

d.              WorldGate will use commercially reasonable effort to assist Aequus in the upgrade process for the Aequus Data Center Network.

e.               WorldGate will assist in coordinating the upgrades to minimize any disruption of service, including working with Aequus to apply such upgrades to the respective Data Center Networks at mutually agreed to times where possible.

f.                 Prior to the upgrade, a QA test report will be provided to Aequus for review and their records.  WorldGate will provide guidance for Aequus test planning for the release.

g.              WorldGate will provide to Aequus Technical Services on call support (30 minute response) 24 hours a day, 7 days a week, 366 days a year for Network system Class 1 Errors (as defined below).

h.              For all other ODC failures, Data Center Network Support Services shall be accessible via phone and email. The WorldGate support team shall be available during normal business hours.  After contacting the support team to report an issue, WorldGate shall commence using commercially reasonable efforts to provide a Workaround or final fix reasonably acceptable to Aequus.  Aequus will also receive notification of resolution of the issue from the WorldGate support team.  The WorldGate support team shall assist Aequus in the installation or implementation of, each such resolution.

For purposes hereof, Class 1 Error means a problem with the Software that renders any Data Center Network “substantially unusable” or materially impairs Aequus or its End User’s ability to use the Software in the ordinary course of its business.  That is, the Software cannot, substantially perform the basic and necessary functions that such Software has historically achieved.

EXHIBIT B

TIER 2 SUPPORT SERVICES

After the Effective Date, Aequus will have access to the Tier 2 Support for the Term.  The Support Services will consist of the following:

1.                                       Support (i) to SNAP TSR/CSR Tier 1 teams for end user installations and problems that cannot be reasonably resolved by such teams with respect to Customer support, and for RMA processes as set forth in the Reseller Agreement.

2.                                       Tier 2 Support Services are to be provided 5 days a week during the hours of 8:00 AM to 5:00 PM Monday – Friday, Eastern Time.

3.                                       Support beyond these hours will only be provided pursuant to a separate SOW.

4.                                       Aequus and WorldGate personnel will document all problems and customer contacts/escalations in the Aequus ticketing system currently RightNow (SNAP to Provide user ID’s.)

5.                                       WorldGate will provide commercially reasonable support, at its election, directly to End Users only in conjunction with the support being provided by the SNAP TSR/CSR Tier 1 teams, and only in the event that such teams have not been able to resolve the problems after a reasonable effort on their part.

6.                                       Aequus will document and WorldGate will evaluate the operating environments in which the WorldGate Phones will be used and recommend unique solutions to enable WorldGate Phones to fully function in such environments using the Snap!VRS Services.  WorldGate will have no responsibility or liability in connection with the cost and provisioning of equipment solutions.

EXHIBIT X

CERTAIN DEFINITIONS